Exhibit 10.1

FIRST AMENDMENT TO INVESTMENT AGREEMENT

This First Amendment to Investment Agreement (this “Amendment”) dated this 3rd day of September, 2010 is made by and between GeoMet, Inc., a Delaware corporation (the “Company”), and Sherwood Energy, LLC, a Delaware limited liability company (the “Investor”).

RECITAL:

WHEREAS, the Company and Investor wish to amend certain provisions of the Investment Agreement dated June 2, 2010 by and between the Company and Investor (the “Investment Agreement”) as more fully set forth in this Amendment, including Sections 7.2 and 7.3 thereof to conform to the requirements of Rule 5640 of The NASDAQ Stock Market LLC; and

WHEREAS, the Company and Investor wish to extend the funding deadline set forth in Section 2.3(a) to allow additional time for NASDAQ to complete its review of listing applications submitted by GeoMet.

AGREEMENT:

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby agree as follows:

1. The last sentence of Section 2.3(a) of the Investment Agreement is hereby amended by restatement in its entirety to read as follows:

“Investor shall have sixteen (16) Business Days after receipt of the Subscription Notice to fund the purchase of the Backstop Shares.”

2. Section 7.2(a) of the Investment Agreement is hereby amended by restatement in its entirety to read as follows:

“ (a) Investor Board Representation.

(i) For so long as the Investor 13(d) Group continues to Beneficially Own 20% or more of the Common Stock of the Company (notwithstanding the definition of “Beneficially Own,” counting any shares of Preferred Stock on an As-Converted Basis), Investor shall be entitled to designate two (2) Investor Nominees, and the parties hereto shall exercise all authority under applicable Law to cause any slate of directors presented to Stockholders for election to the Board to include such Investor Nominees.

(ii) For so long as the Investor 13(d) Group continues to Beneficially Own 10% or more of the Common Stock of the Company (notwithstanding the definition of “Beneficially Own,” counting any shares of Preferred Stock on an As-Converted Basis), Investor shall be entitled to designate one (1) Investor Nominee, and the parties hereto shall exercise all authority under applicable Law to cause any slate of directors presented to Stockholders for election to the Board to include such Investor Nominee.”

3. The introductory paragraph of Section 7.3 of the Investment Agreement is hereby amended by restatement in its entirety to read as follows:

“ Section 7.3 Procedural Matters. For so long as the Investor 13(d) Group continues to: (i) Beneficially Own 40% or more of the Backstop Shares it has acquired pursuant to the Backstop Commitment or otherwise, or (ii) Beneficially Own 5% or more of the Common Stock of the Company (notwithstanding the definition of “Beneficially Own,” counting any shares of Preferred Stock on an As-Converted Basis), the following provisions shall apply:”

4. Ratification. The Investment Agreement, as hereby amended, is ratified and confirmed in all respects.

5. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS RULE OF CONFLICTS OF LAWS.

6. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument.

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IN WITNESS WHEREOF, this Amendment is executed by the undersigned on the date set forth above.

GEOMET, INC.

By:	/s/ J. Darby Seré
J. Darby Seré
Chief Executive Officer

SHERWOOD ENERGY, LLC

By:	/s/ Michael McGovern
Michael McGovern
President

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